                                                                    EXHIBIT 99.1


GRACE NEWS


                                                        CORPORATE COMMUNICATIONS

                                                        W. R. Grace & Co.
                                                        7500 Grace Drive
                                                        Columbia, MD 21044


CONTACT: Media Relations:                           Investor Relations:
         Greg Euston                                Bridget Sarikas
         (212) 468-3734                             (410) 531-4194



                  GRACE REPORTS THIRD QUARTER FINANCIAL RESULTS

COLUMBIA, Maryland, October 23, 2003 -- W. R. Grace & Co. (NYSE: GRA) today reported that 2003 third quarter sales totaled $521.0 million compared with $480.0 million in the prior year quarter, an 8.5% increase. Favorable currency translation effects from a weaker U.S. dollar accounted for about half of the increase, with revenue from added volume in certain product lines and from acquisitions also contributing. Grace reported a third quarter net loss of ($9.9 million), or ($0.15) per share, compared with net income of $14.0 million, or $0.21 per share, in the third quarter of 2002. The 2003 third quarter loss includes a $50.0 million pre-tax charge to adjust Grace's estimated liability for claims by the EPA for recovery of environmental cleanup costs around Libby, Montana. Pre-tax income from core operations in the third quarter of 2003 was $50.3 million compared with $52.9 million in the third quarter of 2002. A record quarter from Grace's Performance Chemicals segment, which delivered a 28.2% increase in operating earnings, was offset by lower profits from the Davison Chemicals segment and higher U.S. pension costs.

 "I am pleased with our third quarter operating results, particularly from our Performance Chemicals group," said Grace's Chairman, President and Chief Executive Officer Paul J. Norris. "We delivered our first improved quarter this year from our combined business segments, capitalizing on good construction weather in the U.S. and on our productivity initiatives. I am optimistic that we will see continued business improvement over the remainder of the year."

For the first nine months of 2003, Grace reported sales of $1,469.2 million, a 7.6% increase over 2002. Currency translation accounted for 5.0 percentage points of the


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increase. As a result of the $50.0 million pre-tax environmental charge in the third quarter, Grace reported a net loss for the nine months ended September 30, 2003 of ($5.7 million) or ($0.09) per share, compared with net income of $47.6 million, or $0.73 per share, for the first nine months of 2002. Pre-tax income from core operations was $97.4 million, compared with $143.3 million for the first nine months of 2002. Year-to-date pre-tax operating margin was 6.6%, about four percentage points lower than last year. The decline in year-to-date operating profit and margins was caused by higher costs for pensions, certain raw materials, natural gas and plant maintenance, together with unfavorable regional and product sales mix.

CORE OPERATIONS
DAVISON CHEMICALS
CATALYST AND SILICA PRODUCTS
Third quarter sales for the Davison Chemicals segment were $267.0 million, up 8.3% from the prior year quarter. Excluding the effects of favorable currency translation, sales were up 3.6% for the quarter. Sales of catalyst products, which include refining catalysts, polyolefin catalysts and other chemical catalysts, were $189.6 million, up 5.9% compared with the prior year quarter, primarily attributable to currency effects and an acquisition completed in Japan in August 2002. Sales of silica products were $77.4 million, up 14.7% compared with the third quarter of 2002, primarily from currency effects of the stronger Euro, growth programs in digital printing and separations applications, and higher sales of adsorbents and precipitated silica products.

Operating income of the Davison Chemicals segment was $32.5 million, 8.2% lower than the 2002 third quarter; operating margin was 12.2%, lower than the prior year quarter by 2.2 percentage points. Although strong sales in silica products helped to increase profitability, operating income and margins in the third quarter of 2003 continued to be negatively affected by higher manufacturing costs, primarily from higher natural gas prices and maintenance requirements at certain production facilities, and from a product and regional sales mix that resulted in lower average margins.

Year-to-date sales for the Davison Chemicals segment were $767.7 million, up 9.2% from 2002 (excluding currency translation impacts, sales were up 3.1%). Year-to-date operating income was $80.1 million, compared with $99.2 million for the prior year, a 19.3%

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decrease. Year-to-date operating results reflect a sluggish U.S. economy, and higher utilities, raw materials and other manufacturing costs.

PERFORMANCE CHEMICALS
CONSTRUCTION CHEMICALS, BUILDING MATERIALS, AND SEALANTS AND COATINGS
Third quarter sales for the Performance Chemicals segment were $254.0 million, up 8.8% from the prior year quarter. Favorable currency translation accounted for 3.8 percentage points of the increase. Volume gains were realized in all product groups, primarily as a result of strong demand for construction products in the U.S. Sales of specialty construction chemicals, which include concrete admixtures, cement additives and masonry products, were $120.1 million, up 9.4% versus the year-ago quarter (5.0% excluding currency translation impacts). Sales were strong in all geographic regions, reflecting the success of new product programs and sales initiatives in key economies worldwide, as well as good construction weather in the U.S., which allowed a catch-up in project activity delayed due to poor weather earlier in the year. Sales of specialty building materials, which include waterproofing and fire protection products, were $65.0 million, up 7.6% compared with the third quarter of 2002 (up 5.8% excluding currency translation impacts). This increase also reflects good construction weather in the U.S., as catch-up activity in new construction and re-roofing drove strong waterproofing sales. Sales of specialty sealants and coatings, which include container sealants, coatings and polymers, were $68.9 million, up 8.8% compared with the third quarter of 2002 (up 4.2% excluding currency translation impacts), mainly reflecting coatings growth programs in Latin America and Asia.

Operating income for the Performance Chemicals segment was $38.6 million, compared with $30.1 million in the prior year quarter, a 28.2% increase. Operating margin of 15.2% was 2.3 percentage points higher than 2002 third quarter margin, reflecting increased sales volume and the success of cost containment programs.

Year-to-date sales of the Performance Chemicals segment were $701.5 million, up 6.0% from 2002 (excluding currency translation impacts, sales were up 2.1%). Year-to-date operating income was $76.5 million, about even with 2002, reflecting the strong third quarter, offsetting a weak first half due to soft construction activity and weather-delayed projects in the U.S.

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CORPORATE COSTS

Third quarter corporate costs related to core operations were $20.8 million, an $8.2 million increase from the prior year quarter. The increase is primarily attributable to added costs for pension benefits to account for the negative financial market factors that have impacted the funded status of defined benefit pension plans in recent years, and to higher director and officer liability insurance premiums.


CHARGE FOR ENVIRONMENTAL LAWSUIT

The third quarter includes a $50.0 million pre-tax charge to account for the ruling against Grace by the U.S. District Court of Montana, which requires Grace to reimburse the EPA for environmental cleanup costs related to previously operated vermiculite mining and processing sites near Libby, Montana. The ruling requires Grace to reimburse the U.S. government for $54.5 million of costs expended for cleanup activities through December 2001, and for all appropriate future costs to complete the cleanup. Grace intends to appeal the Court's ruling.

As a result of such charges, Grace's total estimated liability for Libby-related reimbursable costs is now $110 million. Grace's estimate of expected reimbursable cost is based solely on public information about EPA spending plans. However, EPA cost estimates have increased substantially over the course of this cleanup. Consequently, Grace's estimate may change materially as more current public information becomes available. The payment of any amounts for this case will be subject to Grace's Chapter 11 proceedings.

CASH FLOW AND LIQUIDITY

Grace's cash flow provided by operating activities was $63.9 million for the first nine months of 2003, compared with $141.7 million for the comparable period of 2002. Year-to-date pre-tax income from core operations before depreciation and amortization was $173.5 million, 19.0% lower than 2002, reflecting the lower operating income described above. Cash used for investing activities was $67.0 million year-to-date, primarily for capacity expansion and capital replacements.

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At September 30, 2003, Grace had available liquidity in the form of cash ($299.9 million), net cash value of life insurance ($90.5 million) and unused credit under its debtor-in-possession facility ($215.7 million). Grace believes that these sources and amounts of liquidity are sufficient to support its strategic initiatives and Chapter 11 proceedings for the foreseeable future.

CHAPTER 11 PROCEEDINGS

On April 2, 2001 Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.-Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Filing"). Grace's non-U.S. subsidiaries and certain of its U.S. subsidiaries were not a part of the Filing. Since the Filing, all motions necessary to conduct normal business activities have been approved by the Bankruptcy Court.

The Bankruptcy Court had established a bar date of March 31, 2003 for claims of general unsecured creditors, asbestos property damage claims and medical monitoring claims related to asbestos. The bar date did not apply to asbestos-related bodily injury claims or claims related to Zonolite(R) Attic Insulation, which will be dealt with separately. Approximately 15,000 claims were submitted by the bar date for all debtor entities. Grace is in the process of assessing the validity of such claims and determining what affect such claims may have on Grace's recorded liabilities. Grace has filed bankruptcy court motions objecting to certain of these claims and expects to file additional objections in the future.

Most of Grace's noncore liabilities and contingencies (including asbestos-related litigation, environmental remediation claims, tax disputes and other potential obligations), are subject to compromise under the Chapter 11 process. The Chapter 11 proceedings, including litigation and the claims resolution process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace's noncore liabilities. See Grace's recent Securities and Exchange Commission filings for discussion of noncore liabilities and contingencies.

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                                    * * * * *

Grace is a leading global supplier of catalyst and silica products, specialty construction chemicals, building materials, and sealants and coatings. With annual sales of approximately $1.8 billion, Grace has over 6,000 employees and operations in nearly 40 countries. For more information, visit Grace's Web site at www.grace.com.

                                      * * *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words "believes," "plans," "intends," "targets," "will," "expects," "anticipates," or similar expressions. For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include those factors set forth in Grace's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q, which have been filed with the SEC.



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
======================================================================================================================

W. R. GRACE & CO. AND SUBSIDIARIES                                THREE MONTHS ENDED           NINE MONTHS ENDED
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)                    SEPTEMBER 30,                 SEPTEMBER 30,
======================================================================================================================
Amounts in millions, except per share amounts                     2003          2002           2003          2002
----------------------------------------------------------------------------------------------------------------------
Net sales                                                        $521.0        $480.0        $1,469.2      $1,365.0
Other income                                                        3.1           9.0            11.0          19.8
                                                              --------------------------------------------------------
                                                                  524.1         489.0         1,480.2       1,384.8
                                                              --------------------------------------------------------
Cost of goods sold, exclusive of depreciation and
     amortization shown separately below                          336.5         300.0           962.9         854.1
Selling, general and administrative expenses,
     exclusive of net pension expense shown
     separately below                                              90.0          88.6           276.4         255.7
Depreciation and amortization                                      26.1          24.6            76.1          70.8
Research and development expenses                                  11.9          13.5            40.2          39.6
Net pension expense                                                13.2           5.0            39.9          14.6
Interest expense and related financing costs                        4.1           4.8            12.4          15.2
Provision for environmental remediation                            50.0          13.4            52.5          19.2
                                                              --------------------------------------------------------
                                                                  531.8         449.9         1,460.4       1,269.2
                                                              --------------------------------------------------------
Income (loss) before Chapter 11 expenses,
     income taxes and minority interest                            (7.7)         39.1            19.8         115.6

Chapter 11 expenses, net                                           (2.2)         (8.6)          (11.7)        (21.4)
Provision for income taxes                                         (0.7)        (15.1)          (14.0)        (44.3)
Minority interest in consolidated entities                          0.7          (1.4)            0.2          (2.3)
                                                              --------------------------------------------------------
NET (LOSS) INCOME                                                 $(9.9)       $ 14.0          $ (5.7)       $ 47.6
======================================================================================================================

BASIC (LOSS) EARNINGS PER COMMON SHARE                           $(0.15)       $ 0.21          $(0.09)       $ 0.73

Average number of basic shares                                     65.6          65.5            65.5          65.4

DILUTED (LOSS) EARNINGS PER COMMON SHARE                         $(0.15)        $0.21          $(0.09)       $ 0.73

Average number of diluted shares                                   65.8          65.5            65.7          65.5
======================================================================================================================

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace's Quarterly Report on Form 10-Q. Any changes not deemed to be material will be reflected in the Form 10-Q. Any changes deemed to be material will be promptly disclosed.

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
======================================================================================================================
W. R. GRACE & CO. AND SUBSIDIARIES
CONTINUING OPERATIONS SEGMENT BASIS                   THREE MONTHS ENDED                    NINE MONTHS ENDED
(UNAUDITED)                                              SEPTEMBER 30,                         SEPTEMBER 30,
======================================================================================================================
Amounts in millions                               2003       2002      % Change       2003        2002      % Change
-----------------------------------------------------------------------------------------------------------------------
NET SALES:

   DAVISON CHEMICALS
     Catalyst products.......................   $189.6      $179.0         5.9%       $544.2      $508.0        7.1%
     Silica products.........................     77.4        67.5        14.7%        223.5       195.0       14.6%
-----------------------------------------------------------------------------------------------------------------------
  TOTAL DAVISON CHEMICALS                        267.0       246.5         8.3%        767.7       703.0        9.2%
-----------------------------------------------------------------------------------------------------------------------

   PERFORMANCE CHEMICALS
     Construction chemicals..................    120.1       109.8         9.4%        324.9       300.1        8.3%
     Building materials......................     65.0        60.4         7.6%        178.1       177.6        0.3%
     Sealants & coatings.....................     68.9        63.3         8.8%        198.5       184.3        7.7%
-----------------------------------------------------------------------------------------------------------------------
  TOTAL PERFORMANCE CHEMICALS                    254.0       233.5         8.8%        701.5       662.0        6.0%
-----------------------------------------------------------------------------------------------------------------------
TOTAL GRACE SALES                               $521.0      $480.0         8.5%     $1,469.2    $1,365.0        7.6%
=======================================================================================================================

PRE-TAX OPERATING INCOME (a)(b):
  Davison Chemicals..........................    $32.5       $35.4        (8.2%)       $80.1       $99.2      (19.3%)
  Performance Chemicals......................     38.6        30.1        28.2%         76.5        76.9       (0.5%)
  Corporate costs............................    (20.8)      (12.6)      (65.1%)       (59.2)      (32.8)     (80.5%)
-----------------------------------------------------------------------------------------------------------------------
PRE-TAX INCOME FROM CORE OPERATIONS               50.3        52.9        (4.9%)        97.4       143.3      (32.0%)
-----------------------------------------------------------------------------------------------------------------------

PRE-TAX (LOSS) FROM NONCORE ACTIVITIES.......    (54.1)      (11.3)     (378.8%)       (68.4)      (17.3)    (295.4%)
-----------------------------------------------------------------------------------------------------------------------
Interest expense.............................     (4.1)       (4.8)       14.6%        (12.4)      (15.2)      18.4%
Interest income..............................      0.9         0.9         0.0%          3.4         2.5       36.0%
-----------------------------------------------------------------------------------------------------------------------
INCOME (LOSS)  BEFORE CHAPTER 11 EXPENSES
     AND INCOME TAXES                             (7.0)       37.7          NM          20.0       113.3      (82.3%)
Chapter 11 expenses, net.....................     (2.2)       (8.6)       74.4%        (11.7)      (21.4)      45.3%
Provision for income taxes...................     (0.7)      (15.1)       95.4%        (14.0)      (44.3)      68.4%
-----------------------------------------------------------------------------------------------------------------------

     NET (LOSS) INCOME                           ($9.9)      $14.0          NM         ($5.7)      $47.6          NM
=======================================================================================================================

=======================================================================================================================
KEY FINANCIAL MEASURES:
   Pre-tax income from core operations as a
       percentage of sales...................     9.7%       11.0%      (1.3) pts.       6.6%      10.5%      (3.9) pts.
   Pre-tax income from core operations before
       depreciation and amortization (a).....   $76.4        $77.5      (1.4%)        $173.5     $214.1      (19.0%)
       As a percentage of sales..............    14.7%       16.1%      (1.4) pts.      11.8%      15.7%      (3.9) pts.
=======================================================================================================================
NET SALES BY REGION:
   North America ............................   $238.1      $227.0        4.9%        $661.6      $657.5       0.6%
   Europe....................................    171.3       149.3       14.7%         501.2       416.4      20.4%
   Asia Pacific..............................     83.1        76.8        8.2%         228.4       211.0       8.2%
   Latin America.............................     28.5        26.9        5.9%          78.0        80.1      (2.6%)
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                           $521.0      $480.0        8.5%      $1,469.2    $1,365.0       7.6%
=======================================================================================================================

Note (a): Neither pre-tax income from core operations nor pre-tax income from core operations before depreciation and amortization purport to represent income or cash flow as defined under generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of the Company's performance. These measures are provided to distinguish operating results of Grace's current business base from results and related assets and liabilities of past businesses, discontinued products and corporate legacies.

Note (b): Pre-tax operating income for all periods presented reflects a reallocation of the cost of earned pension benefits of active participants from corporate to the respective business segments.

NM - Not Meaningful

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
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W. R. GRACE & CO. AND SUBSIDIARIES                                                           NINE MONTHS ENDED
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)                                               SEPTEMBER 30,
======================================================================================================================
Amounts in millions                                                                       2003             2002
                                                                                    ----------------------------------
OPERATING ACTIVITIES
Income before Chapter 11 expenses, income taxes and
      minority interest............................................................       $ 19.8            $115.6
Reconciliation to net cash provided by operating activities:
     Depreciation and amortization ................................................         76.1              70.8
     Interest accrued on pre-petition debt subject to compromise...................          8.5              11.0
     Loss on disposal of assets....................................................          1.0              (1.9)
     Provision for environmental remediation.......................................         52.5              19.2
     Net income from life insurance policies.......................................         (4.1)             (5.3)
     Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
         Increase in working capital items.........................................        (55.5)            (20.9)
         Contributions to defined benefit pension plans............................        (32.8)             --
         Expenditures for asbestos-related litigation .............................         (8.1)             (8.2)
         Proceeds from asbestos-related insurance .................................         11.0              10.8
         Expenditures for environmental remediation ...............................         (7.4)            (14.0)
         Expenditures for postretirement benefits .................................         (8.8)            (17.7)
         Expenditures for retained obligations of discontinued operations..........         (2.9)             (3.7)
         Changes in accruals and other non-cash items..............................         45.4              20.0
                                                                                    ----------------------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE INCOME TAXES AND CHAPTER 11
     EXPENSES......................................................................         94.7             175.7
Chapter 11 reorganization expenses paid, net ......................................        (14.4)            (13.3)
Income taxes paid, net of refunds..................................................        (16.4)            (20.7)
                                                                                    ----------------------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES ....................................         63.9             141.7
                                                                                    ----------------------------------

INVESTING ACTIVITIES
Capital expenditures ..............................................................        (65.7)            (55.4)
Businesses acquired in purchase transactions, net of cash acquired ................         (3.6)            (28.5)
Investment in life insurance policies .............................................        (11.4)            (16.2)
Proceeds from life insurance policies..............................................         10.0              13.8
Proceeds from disposals of assets .................................................          3.7               5.5
                                                                                    ----------------------------------
     NET CASH USED FOR INVESTING ACTIVITIES .......................................        (67.0)            (80.8)
                                                                                    ----------------------------------

FINANCING ACTIVITIES
Net payments of loans secured by cash value of life insurance policies.............         (2.6)             (4.2)
Borrowings under credit facilities, net of repayments .............................          6.5              (0.8)
Borrowings under debtor-in-possession facility, net of fees........................         46.7              19.1
Repayment of borrowings under debtor-in-possession facility .......................        (50.0)            (20.0)
                                                                                    ----------------------------------
     NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES .........................          0.6              (5.9)
                                                                                    ----------------------------------

Effect of currency exchange rate changes on cash and cash equivalents .............         18.8               7.1
                                                                                    ----------------------------------
     INCREASE IN CASH AND CASH EQUIVALENTS ........................................         16.3              62.1
Cash and cash equivalents, beginning of period ....................................        283.6             191.9
                                                                                    ----------------------------------
Cash and cash equivalents, end of period ..........................................       $299.9            $254.0
======================================================================================================================


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
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W. R. GRACE & CO. AND SUBSIDIARIES                                                       SEPTEMBER 30,     DECEMBER 31,
CONSOLIDATED BALANCE SHEET (UNAUDITED)                                                       2003              2002
=============================================================================================================================
Amounts in millions, except par value and shares
ASSETS
CURRENT ASSETS
Cash and cash equivalents .........................................................          $  299.9            $ 283.6
Accounts and other receivables, net ...............................................             361.7              316.6
Inventories .......................................................................             208.9              173.6
Deferred income taxes .............................................................              40.4               28.0
Other current assets...............................................................              23.6               35.9
                                                                                     ----------------------------------------
     TOTAL CURRENT ASSETS .........................................................             934.5              837.7

Properties and equipment, net......................................................             635.1              622.2
Goodwill ..........................................................................              69.6               65.2
Cash value of life insurance policies, net of policy loans.........................              90.5               82.4
Deferred income taxes .............................................................             567.1              566.7
Asbestos-related insurance expected to be realized after one year..................             271.6              282.6
Other assets ......................................................................             253.3              234.9
                                                                                     ----------------------------------------
     TOTAL ASSETS .................................................................          $2,821.7           $2,691.7
                                                                                     ========================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES
Debt payable within one year ......................................................          $   10.9            $   4.3
Accounts payable ..................................................................             109.0              100.3
Income taxes payable ..............................................................              12.6               11.4
Other current liabilities .........................................................             131.4              131.3
                                                                                     ----------------------------------------
     TOTAL CURRENT LIABILITIES ....................................................             263.9              247.3

Deferred income taxes .............................................................              34.4               30.5
Other liabilities .................................................................             312.4              301.4
                                                                                     ----------------------------------------
     TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE ..................................             610.7              579.2

LIABILITIES SUBJECT TO COMPROMISE
Pre-petition debt plus accrued interest............................................             547.5              538.8
Accounts payable...................................................................              32.2               32.4
Income taxes payable...............................................................             238.3              227.8
Asbestos-related liability.........................................................             964.6              973.2
Other liabilities..................................................................             602.5              562.5
                                                                                     ----------------------------------------
     TOTAL LIABILITIES SUBJECT TO COMPROMISE.......................................           2,385.1            2,334.7
                                                                                     ----------------------------------------
     TOTAL LIABILITIES.............................................................           2,995.8            2,913.9
                                                                                     ----------------------------------------

SHAREHOLDERS' EQUITY (DEFICIT)
Common stock.......................................................................               0.8                0.8
Paid-in capital ...................................................................             432.1              433.0
Accumulated deficit................................................................            (121.4)            (115.7)
Treasury stock, at cost............................................................            (135.9)            (137.0)
Accumulated other comprehensive loss ..............................................            (349.7)            (403.3)
                                                                                     ----------------------------------------
     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)..........................................            (174.1)            (222.2)
                                                                                     ----------------------------------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT) .........................          $2,821.7           $2,691.7
=============================================================================================================================